Exhibit 99.1

Aileron Therapeutics Announces Acquisition of Lung Therapeutics

Acquisition includes multiple clinical stage, orphan pulmonary disease candidates, including LTI-03, a Caveolin-1-related peptide in development for the treatment of idiopathic pulmonary fibrosis (IPF)

Financing proceeds of approximately $18 million from a private placement anticipated to fund completion of the ongoing Phase 1b clinical study of LTI-03 in IPF and for general corporate purposes

Company to host conference call today at 1:30 p.m. EDT

WALTHAM, Mass. and AUSTIN, Texas, Oct. 31, 2023 (GLOBE NEWSWIRE) — Aileron Therapeutics, Inc. (“Aileron”) (NASDAQ: ALRN) today announced it has acquired Lung Therapeutics, Inc. (“Lung Tx”), a privately held biopharmaceutical company focused on developing novel therapies for the treatment of orphan pulmonary and fibrosis indications that have no approved or limited effective treatments. Immediately following the acquisition of Lung Tx, Aileron entered into a definitive agreement for the sale of shares of Aileron’s Series X non-voting convertible preferred stock (the “Series X preferred stock”) and warrants to purchase shares of Aileron’s common stock in a private placement to a group of accredited investors led by Bios Partners (“Bios”), and including Nantahala Capital, as well as additional undisclosed investors. The private placement is expected to result in gross proceeds to Aileron of approximately $18 million before deducting placement agent fees and other offering expenses. Aileron intends to use the proceeds from the private placement primarily to complete the ongoing Phase 1b clinical study of LTI-03, a Caveolin-1-related peptide in development for the treatment of IPF, and for general corporate purposes.

“We are pleased to announce that after a thorough evaluation of strategic alternatives, we have completed the acquisition of Lung Therapeutics, which we believe represents a value-creation opportunity for Aileron’s stockholders. We are thankful and appreciative of our board members, management team and employees, both past and present, along with our investors for their support and commitment,” said Manuel Aivado, M.D., Ph.D, Chief Executive Officer of Aileron. “Lung Therapeutics has built a promising clinical-stage pipeline for life-threatening lung conditions, and we believe in the ability of our combined companies to deliver value to both patients and stockholders.”

LTI-03 is a novel, Caveolin-1-related peptide with a dual mechanism targeting both alveolar epithelial cell (“AEC”) survival as well as inhibition of profibrotic signaling, whereas approved drugs for IPF such as nintedanib and treatments in clinical development for IPF have only demonstrated a reduction of profibrotic signaling. Studies conducted by Lung Tx and by third parties have demonstrated that Caveolin-1 is a key protein in the regulation of lung fibrosis and has a decreased expression in IPF patients. Lung Tx’s preclinical studies, including those of biopsied tissue from IPF patients, have demonstrated a decrease in numerous profibrotic signaling proteins, as well as the ability to protect AECs. IPF is a chronic lung disease characterized by progressive tissue scarring that prevents proper lung function. It is a progressive, fatal, age-associated lung disease affecting approximately 100,000 people in the United States.i IPF typically presents in adults 65 or older and is usually fatal within two to five years after diagnosis. LTI-03 completed a Phase 1a clinical trial in healthy volunteers and is currently in a randomized, double-blind, placebo-controlled Phase 1b clinical trial in IPF patients.

Management and Organization

Aileron will be led by its current management team consisting of Manuel C. Aivado, M.D., Ph.D, Chief Executive Officer, and Susan Drexler, M.B.A., C.P.A., Interim Chief Financial Officer, as well as Brian Windsor, Ph.D, former Chief Executive Officer of Lung Tx, who was appointed as President and Chief Operating Officer of Aileron. Dr. Windsor has 23 years of experience in the formation and execution of life science companies. He was the first employee of Lung Tx and led the company from 2013 to 2023. While at Lung Tx, Dr. Windsor spun out technology to form TFF Pharmaceuticals, which listed on Nasdaq in 2019. Prior to Lung Tx, he served as President of Enavail, a specialty pharmaceutical company. Dr. Windsor received both his B.S. and Ph.D. in molecular biology from the University of Texas at Austin.

“I am thrilled to join the management team of Aileron,” said Dr. Windsor, President and Chief Operating Officer of Aileron. “I look forward to working with Dr. Aivado and his team to continue the development of our programs at Aileron. I want to thank the board and entire team of Lung Therapeutics for all their hard work with this transaction.”

Following the transaction, Aileron’s board members will include former members of the board of directors of Lung Tx, William C. Fairey and Alan A. Musso, and current Aileron board members Josef H. von Rickenbach, who will serve as Chairman of the Board of Directors, Manuel C. Aivado, M.D., Ph.D., Chief Executive Officer, Reinhard J. Ambros, Ph.D., and Nolan Sigal, M.D., Ph.D.

About the Acquisition and Private Placement

The acquisition of Lung Tx was structured as a stock-for-stock transaction whereby all of Lung Tx’s outstanding equity interests were exchanged in a merger for a combination of shares of Aileron common stock and shares of Aileron Series X preferred stock. Following the acquisition, Lung Tx became a wholly owned subsidiary of Aileron. Immediately after the acquisition of Lung Tx, Aileron entered into a definitive agreement for a private placement with existing Lung Tx investors and new investors to raise approximately $18 million, including the conversion of certain convertible promissory notes in the aggregate principal amount of approximately $1.6 million issued by Lung Tx to Bios prior to the acquisition. In the private placement, investors have agreed to purchase (i) an aggregate of 4,707 shares of Series X preferred stock and (ii) warrants to purchase up to an aggregate of 2,353,500 shares of Aileron common stock. The warrants will be exercisable any time after the later of May 2, 2024 and the date stockholder approval for the conversion rights of the Series X preferred stock is obtained and on or prior to May 2, 2027, at an exercise price of $4.89. The private placement is expected to close on November 2, 2023, subject to the satisfaction of customary closing conditions. Subject to stockholder approval of the conversion of the Series X preferred stock into Aileron common stock, each share of Series X preferred stock will convert into 1,000 shares of Aileron common stock, subject to certain beneficial ownership limitations initially set at, and not to exceed, 19.99%.

On a pro forma basis, based upon the number of shares of Aileron common stock and Series X preferred stock issued in the acquisition and the private placement and assuming the conversion of all such Series X preferred stock to Aileron common stock, but excluding any potential exercise of warrants issued in the private placement, Aileron equity holders immediately prior to the acquisition will own approximately 14% of Aileron on an as-converted-to-common basis immediately after these transactions. The acquisition was approved by the board of directors of Aileron and the board of directors and stockholders of Lung Tx. The closing of the transactions was not subject to the approval of Aileron stockholders.

Ladenburg Thalmann & Co. Inc. is serving as exclusive financial advisor to Aileron and Wilmer Cutler Pickering Hale and Dorr LLP is serving as legal counsel to Aileron. Cozen O’Connor P.C. is serving as legal counsel to Lung Tx. Clear Street LLC is serving as financial advisor to Lung Tx and is acting as lead placement agent for the private placement. Brookline LLC is acting as co-placement agent. Winston & Strawn LLP is serving as legal counsel to the placement agents.

As of September 30, 2023, on a pro forma basis to give effect to the receipt of gross proceeds of the private placement, Aileron and Lung Tx’s combined cash and cash equivalents was approximately $29 million. Based on Aileron’s current operating plan, Aileron estimates that these cash resources will enable Aileron to fund its operating expenses and capital expenditure requirements as currently planned into the fourth quarter of 2024.

An updated corporate presentation can be found at www.aileronrx.com in the Events & Presentations section.

Conference Call Details

Aileron will host a conference call on October 31, 2023, at 1:30 p.m. EDT to discuss the acquisition. To access the call, please dial 877-317-6789 (toll-free) or 412-317-6789 (international) and ask to be joined into the Aileron Therapeutics call. A live webcast of the conference call can be accessed at https://investors.aileronrx.com/events-presentations/investor-relations.

For more information on the acquisition, please visit the investor section of Aileron’s website at www.aileronrx.com.

About Aileron Therapeutics

Following the acquisition of Lung Tx, Aileron is shifting its disease focus to advancing a pipeline of first-in-class medicines to address significant unmet medical needs in orphan pulmonary and fibrosis indications. Aileron’s lead product candidate, LTI-03, is in a Phase 1b clinical trial for the treatment of idiopathic pulmonary fibrosis. LTI-03 is a novel, synthetic peptide with a dual mechanism targeting alveolar epithelial cell survival as well as inhibition of profibrotic signaling. Aileron’s second product candidate, LTI-01, is a proenzyme that has completed Phase 1b and Phase 2a clinical trials for the treatment of loculated pleural effusions. LTI-01 has received Orphan Drug Designation in the US and EU and Fast Track Designation in the US.

Forward-Looking Statements

This press release contains forward-looking statements of Aileron within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to: future expectations, plans and prospects for Aileron following the consummation of the merger transaction (the “Merger”) between Aileron and Lung Tx; the expected closing of the concurrent private placement; the use of proceeds from the private placement and the sufficiency of Aileron’s cash resources; stockholder approval of the conversion of the Series X preferred stock; the initial market capitalization of Aileron following the Merger and the benefits of the Merger; and the milestones of Aileron; the projected cash runway of Aileron; the status and plans for clinical trials, including the timing of data; future product development; and the potential commercial opportunity of LTI-03 and LTI-01. We use words such as “anticipate,” ”believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “can,” “could,” “should,” “continue,” and other words and terms of similar meaning to help identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties related to the ability to recognize the anticipated benefits of the Merger, the outcome of any legal proceedings that may be instituted against Aileron following the Merger and related transactions, the ability to obtain or maintain the listing of the common stock of Aileron on The Nasdaq Stock Market following the Merger, costs related to the Merger, changes in applicable laws or regulations, the possibility that Aileron may be adversely affected by other economic, business, and/or competitive factors, including risks inherent in pharmaceutical research and development, such as: adverse results in Aileron’s drug discovery, preclinical and clinical development activities, the risk that the results of preclinical studies and early clinical trials may not be replicated in later clinical trials, Aileron’s ability to enroll patients in its clinical trials, and the risk that any of its clinical trials may not commence, continue or be completed on time, or at all; decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies with respect to our development candidates; our ability to obtain, maintain and enforce intellectual property rights for our platform and development candidates; our potential dependence on collaboration partners; competition; uncertainties as to the sufficiency of Aileron’s cash resources to fund its planned activities for the periods anticipated and Aileron’s ability to manage unplanned cash requirements; and general economic and market conditions; as well as the risks and uncertainties discussed in the “Risk Factors” section of Aileron’s Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission, and in subsequent filings that Aileron files with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing Aileron’s view as of any date subsequent to the date of this press release, and we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations & Media Contact:

Argot Partners

lungtx@argotpartners.com

212-600-1902

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Pergolizzi, Jr., J., LeQuang, J., Varrassi, M., Breve, F., Magnusson, P., Varrassi, G.,(2023). What Do We Need to Know About Rising Rates of Idiopathic Pulmonary Fibrosis? A Narrative Review and Update. Springer Nature, Published online 2023 Jan 24. doi: 10.1007/s12325-022-02395-9.